                                                                    [Exhibit 46]
THOMAS F. KUMMER
VON S. HEINZ
KUMMER KAEMPFER BONNER & RENSHAW
Seventh Floor
3800 Howard Hughes Parkway
Las Vegas, Nevada 89109
(702) 792-7000

Attorneys for Defendant/Counterclaimant
ITT CORPORATION



                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA


HILTON HOTELS CORPORATION and           )
HLT CORPORATION,                        )  Case No. CV-S-97-95-PMP (RLH)
                                        )
            Plaintiffs,                 )
    vs.                                 )
                                        )
ITT CORPORATION,                        )
                                        )
            Defendant.                  )
                                        )
----------------------------------------
                                        )
ITT CORPORATION,                        )
                                        )
            Defendant and               )
            Counterclaimant,            )
                                        )
    vs.                                 )
                                        )
HILTON HOTELS CORPORATION and           )
HLT CORPORATION,                        )
                                        )
                                        )
            Plaintiffs and              )
            Counterdefendants.          )
----------------------------------------

                ITT'S MOTION AND MEMORANDUM TO STRIKE AFFIDAVITS
              SUBMITTED WITH HILTON'S REPLY MEMORANDUM OR, IN THE
            ALTERNATIVE, FOR LEAVE TO FILE THREE SURREPLY AFFIDAVITS

     ITT Corporation ("ITT" or the "Corporation") hereby moves to strike affidavits submitted by Hilton Hotels Corporation and HLT Corporation (collectively "Hilton") with Hilton's Reply in Support


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

of its Motion for a Preliminary Injunction Requiring ITT to Conduct Its Annual Meeting in May 1997 or for leave to file three surreply affidavits.

                      MEMORANDUM OF POINTS AND AUTHORITIES

                             PRELIMINARY STATEMENT

     Hilton submitted only one affidavit along with its moving papers, the affidavit of Hilton's proxy solicitor. Hilton did NOT submit any affidavits to show that (a) its board nominees would be approved by various regulatory authorities before a May meeting; (b) the "primary purpose" of the ITT Board is to interfere with the stockholder franchise; or (c) the Board has breached its fiduciary duty under NRS Section 78.138.

     However, on March 25, 1997, Hilton filed a reply along with eleven affidavits. Hilton attempted to cure one defect of its opening papers by arguing that the Hilton nominees could be approved by various regulatory authorities before a May meeting. (SEE the Godfrey, Cummis, Hinson and Bollenbach (in part) affidavits.) Because these "reply" regulatory affidavits present material that should have been included in Hilton's opening papers, they should be stricken or, as a matter of fundamental fairness, ITT should be permitted to file the three attached affidavits. SEE Part I, INFRA. Moreover, the remaining affidavits are irrelevant. This is so whether the Court accepts ITT's view that the correct standard for evaluating the Board's conduct under NRS Section 78.138 is subjective good faith, or Hilton's view that there is also a gross negligence requirement. SEE Part II, INFRA.





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                                    ARGUMENT

I. THE REGULATORY AFFIDAVITS SHOULD BE STRICKEN OR ITT SHOULD BE PERMITTED TO SUPPLEMENT ITS OPPOSITION

     Even Hilton admits in its proxy statement (Exhibit E to the Reply Affidavit of Daniel H. Burch ("Burch Reply Aff.")) that certain regulatory approvals may be required before the Hilton nominees can be elected and that certain regulatory approvals are required before the Hilton nominees, if elected, can be seated on the Board. SEE, E.G., Burch Reply Aff., Ex. E at 16 (Nevada gaming laws), 18 (New Jersey gaming laws), 19 (Mississippi gaming laws), 21 (FCC regulations).

     Hilton had an obligation in its moving papers to show that a meeting could, as a practical matter, be held in May. Hilton made no such showing in its opening papers even though the issue of timely regulatory approval was publicly raised by ITT's Board (E.G., ITT's Solicitation/Recommendation Statement on Schedule 14D-9, at 5), and was well known to Hilton before it filed its motion. This failure is fatal to Hilton's motion.

     Hilton's submission of "reply" affidavits1 to argue that these regulatory uncertainties could be resolved by May is improper.2

_____________________
 1   These are:  (1) the Godfrey Affidavit ("Godfrey Aff.") (relating to the
Nevada Gaming Commission); (2) the Cummis Affidavit ("Cummis Aff.") (relating to the New Jersey Gaming Authorities); and (3) the Hinson Affidavit ("Hinson Aff.") (relating to the Federal Communications Commission ("FCC")). (The affidavit of Stephen Bollenbach, Hilton's President ("Bollenbach Aff.") also relates in part (PARAPARA 12-13) to these issues.)

 2   It is well-settled that "parties cannot raise a new issue for the first time in their reply brief".  ALLIANCE AGAINST IFQS V. BROWN, 84 F.3d 343, 348
n.1 (9th Cir. 1996), PETITION FOR CERT. FILED, 65 U.S.L.W. 3518 (Nov. 13, 1996);
ACCORD CLEMENTS V. AIRPORT AUTH., 781 F. Supp. 1493, 1495


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Hilton should not be permitted to benefit from this clearly inappropriate procedure. The affidavits relating to these regulatory issues should thus be stricken.

     If the Court considers Hilton's regulatory affidavits, ITT should be permitted to supplement its opposition by submitting the responsive affidavits of Paul O'Gara and John Logan.3 Unless such relief is granted, ITT will be denied the opportunity to respond to new, and in many cases inaccurate, factual allegations.

     Because Hilton's nominees are pledged to pursue a change in control of ITT, the election of Hilton's nominees pursuant to the proxy contest would itself constitute a change in control and trigger the need for a variety of regulatory approvals. This is the law of Nevada, New Jersey and Mississippi. Indeed, Hilton has asked the Chairman of the Nevada State Gaming Control Board (the "Nevada Board") to address this issue. Burch Reply Aff., Ex. E at 16; SEE ALSO Godfrey Aff. PARA 4. As Hilton acknowledges, "[n]o assurances can be given that the Chairman of the Nevada Board . . . will agree with Hilton and HLT that no prior approval for the Proxy Solicitation or


_____________________
n.2 (D. Nev. 1991). This prevents the obvious inequity of allowing one party to make allegations to which the opposing party has no opportunity to respond. A party may not wait until its reply to come forward with evidence in support of its motion; rather, it is "expected to present [its] strongest case in the first instance". CHRISTIE V. K-MART CORP. EMPLOYEES RETIREMENT PENSION PLAN, 784 F. Supp. 796, 802 n.2 (D. Kan. 1992).

 3   "A court may grant leave to file a surreply at its discretion".
AMERICAN FOREST & PAPER ASS'N V. UNITED STATES EPA, No. 93-CV-0694, 1996 WL 509601, at *3 & n.7 (D.D.C. Sept. 4, 1996); SEE ALSO T.S.I. HOLDINGS, INC. V. BUCKINGHAM, 885 F. Supp. 1457, 1459 n.1 (D. Kan. 1995) (same).

the election of the Hilton Nominees is required".  Burch Reply Aff., Ex. E at
16. No decision favorable to Hilton has been rendered.4 Hilton thus cannot assure the Court that the solicitation of proxies or the holding of a May election involving the Hilton nominees will not require prior approval of the Nevada Gaming Authorities. More importantly, Hilton cannot assure this Court that such prior approval, if required, can be successfully obtained before the holding of a May election.5

     In addition, certain regulatory bodies must give their approval before Hilton's nominees, if elected, can take office. As Hilton acknowledges, New Jersey law requires Hilton's nominees, if elected, to be qualified by the CCC before they can take office:

     "[S]hould the Hilton Nominees be elected, they would not be permitted under the Casino Control Act to function as directors of [ITT] until they have been qualified by the CCC on at least a temporary basis. . . [T]here can be no assurances as to whether or when such Hilton Nominees will be found so qualified." Burch Reply Aff., Ex. E at 18; SEE ALSO Cummis Aff. PARA 3.

Similarly, the FCC must also give its approval of the Hilton nominees before they can take office. As Hilton has stated:

     "The election of the Hilton Nominees to the [ITT] Board at the Annual Meeting . . . will require the approval of the FCC before the Hilton
     Nominees, if elected, can take office. . . .  There can be no assurance that the FCC will grant the [approval] or that, if granted, such approval


_____________________
 4   Mr. Godfrey's statement that the Chairman of the Nevada Board told him that the Nevada Board would try to have a decision in time for a May meeting if one was scheduled (Godfrey Aff. PARAPARA 2, 6) is of little significance. Mr. Godfrey has not represented that the Nevada Board will rule before May or that it will rule in Hilton's favor.

 5   ITT believes that approval by the New Jersey Casino Control Commission
("CCC") and the Mississippi Gaming Commission is also required before the Hilton nominees can be elected. As far as ITT is aware, Hilton has not yet sought a ruling on this issue from either agency.

     will be on terms and conditions acceptable to Hilton." Burch Reply Aff., Ex. E at 21.

Hilton also admits that Mississippi law may require prior approval of Hilton's nominees before they can take office. Burch Reply Aff., Ex. E at 19.

     Obviously, great harm could flow to ITT and its stockholders if ITT is compelled to hold an election involving the Hilton nominees before all regulatory qualifications needed for those nominees to be elected or to serve if elected are obtained. The corporate confusion and regulatory repercussions that could result from the Hilton nominees being elected without the required regulatory qualifications or from their not being allowed to be seated as directors if elected would be detrimental to ITT and its stockholders.

     Contrary to Hilton's assertion, Hilton will not be able to get all the necessary qualifications before a May meeting. For example, although Hilton claims to have sought temporary qualification of its nominees under New Jersey gaming law (Cummis Aff. PARAPARA 3-6), the applicable regulation (N.J.A.C. 19:43-2.7(c)) only provides for temporary authorization "upon the written petition of the CASINO LICENSEE" (emphasis added). Here, the relevant licensee is ITT's subsidiary Boardwalk Regency Corporation, NOT Hilton. Accordingly, Hilton's nominees cannot receive "temporary qualification"; they will have to be qualified on a plenary basis before they can, if elected, be seated. SEE Affidavit of Paul M. O'Gara ("O'Gara Aff.") PARAPARA 3-5, 7. The plenary qualification process will not be completed before a May meeting. SEE ID. PARAPARA 6-7.

     Similarly, Hilton did not file its application for approval from the FCC until March 4, 1997, 35 days after it could first have


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

filed. Affidavit of John S. Logan ("Logan Aff.") PARA 8.6 Moreover, Hilton requested relief that was unprecedented and at variance with FCC policy. ID. PARAPARA 3-6, 10. Accordingly, again as a result of Hilton's own inappropriate regulatory request, it is quite conceivable that the FCC will not have reached a decision on Hilton's application in favor of Hilton in time for a May meeting. ID. PARAPARA 8, 10-11.7.

II.  THE REMAINING AFFIDAVITS ARE IRRELEVANT

     The remaining affidavits are irrelevant under either ITT's or Hilton's reading of NRS Section 78.138.8

     The affidavits of the Hilton employees (Mr. Bollenbach, Mr. Goldberg and Mr. Hart) and consultants (Mr. Burch, Mr. Fischel and Mr. Moelis) do not refute the Board's good faith or its diligence. At most they show that Hilton's affiants (none of whom even claims to have any direct, specific or personal knowledge about the reasons for the Board's decision) disagree with the Board's decision and with the advice of some of the Board's advisors. However, the fact that the Board relied on reputable and competent


_____________________
 6   As explained in the Logan Affidavit, Hilton's assertion that ITT is
"talking out of both sides of its mouth" in connection with the FCC approvals (Hinson Aff. PARA 9) is simply not true. Logan Aff. PARAPARA 13-14.

 7   For this reason, among others, the statement by Ms. Hinson in her affidavit
(PARA 10) that the FCC has indicated that its "goal" is to rule on Hilton's application by April 14, 1997, is of little significance. Logan Aff.
PARAPARA 10-11.

 8   Since Hilton has never offered any evidence to show that the ITT Board's
"primary purpose" is to interfere with the stockholder franchise, we do not address again the issue of the applicability of BLASIUS to this case, which has been exhaustively addressed by the parties.

advisors, which even Hilton does not dispute, means that Hilton cannot show a violation of NRS Section 78.138. SEE NRS Section 78.138.2(b); CF. WLR FOODS, INC. V. TYSON FOODS, INC., 869 F. Supp. 419, 422 (W.D. Va. 1994), AFF'D, 65 F.3d
1172 (4th Cir. 1995), CERT. DENIED, 116 S. Ct. 921 (1996).

     This same conclusion applies to the affidavits of the two stockholders who, after an apparent nationwide solicitation by Hilton, submitted form "affidavits".9 Hilton's issue is whether the ITT Board, advised by reputable advisors, complied with NRS Section 78.138, not whether Hilton and its advisors, or even a few stockholders, would like to advance Hilton's opportunistic offer. Even if there are stockholders like Franklin Mutual who purchased most of their ITT shares after Hilton's proposed offer, the Board is not limited to considering only short-term gains; NRS Section 78.138.3(d) specifically provides that the Board can consider the long-term. The form stockholder affidavits - representing less than 5% of the outstanding shares despite Hilton's extensive affidavit solicitation (and announced plan to solicit proxies)--in no way refute the Board's informed conclusion that stockholders wish the Board to create value and that the Board should not simply capitulate to Hilton's low-ball offer.10


_____________________
 9   Reports appearing in the press indicate that Hilton engaged in a substantial effort to get ITT stockholders to sign a form affidavit which declares, in part, that the stockholder disagrees with the Board's position that a decision to hold the annual meeting later than May would benefit stockholders. Affidavit of Von S. Heinz, Ex. A; SEE ALSO ID. Ex. B. And Mr. Bollenbach says he has spoken to many ITT stockholders. Bollenbach Aff. PARA 3.

 10 Given the irrelevance of all these affidavits, ITT does not seek leave to file affidavits from its officers, directors or consultants or to submit non-form affidavits


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                                   CONCLUSION

     For the reasons set forth above, ITT's motion should be granted.

     DATED this 28th day of March, 1997.

                                             KUMMER KAEMPFER BONNER & RENSHAW



                                             By   /s/ THOMAS F. KUMMER
                                               -------------------------------
                                                THOMAS F. KUMMER
                                                VON S. HEINZ
                                                Seventh Floor
                                                3800 Howard Hughes Parkway
                                                Las Vegas, Nevada 89109
                                                Attorney for Defendant/
                                                Counterclaimant
                                                ITT CORPORATION




                             CERTIFICATE OF SERVICE

     Pursuant to Fed. R. Civ. P. 5(b), I hereby certify that service of the foregoing ITT'S MOTION AND MEMORANDUM TO STRIKE AFFIDAVITS SUBMITTED WITH HILTON'S REPLY MEMORANDUM OR, IN THE ALTERNATIVE, FOR LEAVE TO FILE THREE SURREPLY AFFIDAVITS was made this date by delivering by hand a true copy of the same to the following:

                         Steve Morris
                         Kristina Pickering
                         Schreck Morris
                         1200 Bank of America Plaza
                         300 South Fourth Street
                         Las Vegas, Nevada 89101



_____________________
from stockholders.


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and by delivering by facsimile and overnight mail a true copy of the same to the following:

                    Bernard W. Nussbaum
                    Eric M. Roth
                    Marc Wolinsky
                    Scott L. Black
                    Wachtell, Lipton, Rosen & Katz
                    51 West 52nd Street
                    New York, New York 10019


     DATED this 28th day of March, 1997.





                                             /S/ ELIZABETH MOULTON
                                        ----------------------------------
                                        An Employee of Kummer Kaempfer
                                               Bonner & Renshaw


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